Exhibit 99.1

Skyline Bankshares, Inc. Announces Second Quarter 2024 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, July 30, 2024 (Globe Newswire) -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the second quarter of 2024.

The Company recorded net income of $1.8 million, or $0.33 per share, for the quarter ended June 30, 2024, compared to net income of $2.1 million, or $0.37 per share, for the first quarter of 2024 and net income of $2.8 million, or $0.49 per share, for the same period in 2023. For the six months ended June 30, 2024, net income was $3.9 million, or $0.70 per share, compared to net income of $5.5 million, or $0.98 per share, for the six months ended June 30, 2023. Second quarter 2024 earnings represented an annualized return on average assets (“ROAA”) of 0.69% and an annualized return on average equity (“ROAE”) of 8.81%, compared to 1.10% and 14.35%, respectively, for the same period last year. Excluding merger related expenses of $357 thousand relating to the pending acquisition of Johnson County Bank, net income would have been $2.2 million, or $0.39 per share for the second quarter of 2024. This would represent an annualized ROAA and ROAE of 0.82% and 10.49%, respectively, for the second quarter of 2024.

President and CEO Blake Edwards stated, “We are very pleased with our results for the second quarter and first half of 2024, despite the challenges of higher deposit costs, and the impacts of inflation on our operating costs. Solid loan growth in 2023 and the first half of 2024 and has helped to offset the increase in deposit costs. Our net interest income increased in both the three-month and six-month periods ended June 30, 2024, while our net interest margin increased to 3.72% for the quarter ended June 30, 2024, compared to 3.64% for the quarter ended March 31, 2024. Net income also increased in the second quarter when adjusted for nonrecurring, merger-related costs.”

Edwards concluded, “We continue to work through the acquisition of Johnson County Bank, which is expected to close during the second half of 2024. This is an exciting chapter in the history of our bank, and we look forward to welcoming Johnson County Bank into the Skyline family. I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●	Net income was $1.8 million, or $0.33 per share, in the second quarter of 2024, compared to $2.8 million, or $0.49 per share, in the second quarter of 2023.
●	Net interest margin (“NIM”) was 3.72% for the second quarter of 2024, compared to 3.64% in the first quarter of 2024, and 3.82% in the second quarter of 2023.
●	Total assets increased $18.6 million, or 1.78%, to $1.06 billion at June 30, 2024 from $1.05 billion at December 31, 2023, and increased by $57.3 million, or 5.69%, from $1.01 billion a year earlier.
●

Net loans were $826.7 million at June 30, 2024, an increase of $15.7 million, or 1.95%, when compared to $811.0 million at December 31, 2023, and an increase of $54.2 million, or 7.02%, when compared to $772.5 million at June 30, 2023.

●

Total deposits were $948.1 million at June 30, 2024, an increase of $19.4 million, or 2.09%, from $928.7 million at December 31, 2023, and an increase of $44.7 million, or 4.94%, from $903.4 million at June 30, 2023.

●	During the quarter, the Company incurred $357 thousand in merger related expenses related to the pending acquisition of Johnson County Bank.

Second Quarter, First Half 2024 Income Statement Review

Net interest income after provision for credit losses in the second quarter of 2024 was $9.0 million compared to $9.1 million in the second quarter of 2023. Total interest income was $12.4 million in the second quarter of 2024, representing an increase of $1.8 million, or 17.06%, in comparison to the second quarter of 2023. Interest income on loans increased in the quarterly comparison by $1.9 million, primarily due to organic loan growth of $55.2 million from June 30, 2023 to June 30, 2024, as well as interest rate increases during the same time period. Management anticipates that this loan growth in addition to higher rates in the current year, will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits increased by $1.5 million in the quarterly comparison, as a result of rate increases on deposit offerings, especially on time deposits due to deposit competition and a migration from lower cost deposits to time deposits. Management anticipates that interest expense on deposits will increase in the near term as competitive pressures for deposits may result in continued increases in rates on deposit offerings, especially on time deposits. Interest on borrowings increased by $95 thousand, primarily due to short-term FHLB advances to fund loan growth.

For the first half of 2024, net interest income after provision for credit losses was $17.8 million compared to $18.2 million for the first half of 2023. Interest income increased by $3.7 million, primarily due to an increase of $3.8 million in interest income on loans. Interest expense on deposits increased by $3.3 million for the six months ended June 30, 2024 compared to the same period last year. As previously discussed, this is a reflection of the increased competitive pressures for deposits. Interest on borrowings increased by $363 thousand in the six-month comparison, due to short-term borrowings to help fund loan growth.

Second quarter 2024 and 2023 noninterest income was comparable at $1.7 million for both quarters. Included in noninterest income for the second quarter of 2023 was $129 thousand related to loan hedge fees from a correspondent bank and security losses of $16 thousand. Excluding these items noninterest income increased by $53 thousand for the second quarter of 2024 compared to the second quarter of 2023, primarily as a result on an increase in service charges and fees of $79 thousand, offsetting a $22 thousand decrease in mortgage origination fees as mortgage origination volume declined compared to the year ago period.

For the six months ended June 30, 2024 and 2023, noninterest income was $3.4 million and $3.3 million, respectively. Included in noninterest income for the first six months of 2024 was $221 thousand from life insurance contracts and a net realized security loss of $141 thousand. The net security loss resulted from the recognition of unamortized premiums on a called bond. Included in noninterest income for the six months ended June 30, 2023 was nonrecurring income from loan hedge fees discussed above of $129 thousand and security losses of $16 thousand. Excluding these items, noninterest income increased by $108 thousand in the year over year comparison, primarily as a result of an increase in service charges and fees of $159 thousand, which offset a $51 thousand decrease in mortgage origination fees.

Noninterest expense in the second quarter of 2024 was $8.4 million compared with $7.4 million in the second quarter of 2023, an increase of $985 thousand, or 13.32%. There was an increase in salary and benefit costs of $172 thousand due to personnel additions and routine salary adjustments, as well as increased benefit costs. Occupancy and equipment expenses increased $221 thousand and data processing increased by $162 thousand in the quarterly comparisons primarily due to branch expansion costs. Also included in noninterest expense in the second quarter of 2024 was $357 thousand in merger related expenses related to the pending acquisition of Johnson County Bank.

For the six-month period ended June 30, 2024, total noninterest expenses increased by $1.6 million compared to the same period in 2023, primarily due to employee costs and branch costs associated with branch expansion discussed above. Salary and benefit cost increased by $407 thousand. Occupancy and equipment expenses increased by $446 thousand, and data processing increased by $320 thousand from the first six months of 2023 to 2024. Merger related expenses related to the acquisition of Johnson County Bank were $357 thousand for the first six months of 2024.

Net income before taxes decreased by $1.1 million in the quarterly comparison causing an decrease in income tax expense of $159 thousand. In the six-month comparison, net income before taxes decreased by $1.9 million, resulting in an decrease in income tax expense of $325 thousand.

Balance Sheet Review

Total assets increased in the second quarter of 2024 by $14.3 million, or 1.37%, to $1.06 billion at June 30, 2024 from $1.05 billion at March 31, 2024, and increased by $18.6 million, or 1.78%, from $1.05 billion at December 31, 2023. Total assets increased by $57.3 million, or 5.69%, when compared to $1.01 billion at June 30, 2023. The increase in assets during the second quarter of 2024 primarily was the result of an increase in deposits of $17.7 million and a decrease in short-term borrowings of $5.0 million.

Total loans increased during the second quarter by $6.9 million, or 0.84%, to $833.6 million at June 30, 2024 from $826.7 million at March 31, 2024, and increased by $15.9 million, or 1.95%, compared to $817.7 million at December 31, 2023. Total loans increased by $54.5 million, or 6.99%, when compared to $779.1 million at June 30, 2023. Core loan growth during the second quarter of 2024 was at an annualized rate of 3.44%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.19% at June 30, 2024 compared to 0.21% at December 31, 2023. The allowance for credit losses remained comparable at approximately 0.82% of total loans as of June 30, 2024 and December 31, 2023, respectively.

Investment securities decreased by $1.7 million during the second quarter to $120.7 million at June 30, 2024 from $122.4 million at March 31, 2024, and decreased by $6.7 million from $127.4 million at December 31, 2023. Investment securities decreased by $7.4 million, when compared to $128.1 million at June 30, 2023. The decrease in the second quarter of 2024 was the result of $1.3 million in paydowns, and an increase in unrealized losses of $315 thousand as a result of the increase in interest rates during the quarter.

Total deposits increased in the second quarter of 2024 by $17.7 million, or 1.90%, to $948.1 million at June 30, 2024 from $930.4 million at March 31, 2024, and increased $19.4 million, or 2.09%, compared to $928.7 million at December 31, 2023. When compared to $903.4 million at June 30, 2023, total deposits increased by $44.7 million, or 4.94%. Noninterest bearing deposits increased by $3.0 million and interest-bearing deposits increased by $14.7 million during the quarter. Lower cost interest bearing deposits increased by $3.9 million during the quarter, and time deposits increased by $10.8 million, as customers continue to look for higher returns on their deposits.

Total stockholders’ equity increased by $1.6 million, or 1.97% to $84.5 million at June 30, 2024, from $82.9 million three months earlier, and increased $1.6 million, or 1.96%, from $82.9 million at December 31, 2023. Total stockholders’ equity increased by $7.3 million, or 9.52%, when compared to $77.2 million at June 30, 2023. The change during the quarter was due to earnings of $1.8 million and $248 thousand in other comprehensive losses during the quarter.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates; general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the proposed acquisition of Johnson County Bank; the ability to complete the acquisition as expected and within the expected timeframe; disruptions to customer and employee relationships and business operations caused by the acquisition; the ability to implement integration plans associated with the acquisition, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the acquisition within the expected timeframe, or at all; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2023. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending June 30, 2024)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

June 30, 2024; March 31, 2024; December 31, 2023; June 30, 2023

	June 30,	March 31,	December 31,	June 30,
(dollars in thousands except share amounts)	2024	2024	2023	2023
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$17,983	$13,115	$16,811	$20,013
Interest-bearing deposits with banks	12,071	8,233	4,808	1,183
Federal funds sold	402	384	474	-
Investment securities available for sale	120,694	122,368	127,389	128,086
Restricted equity securities	3,372	3,609	3,338	2,801
Loans	833,614	826,684	817,704	779,138
Allowance for credit losses	(6,870)	(6,765)	(6,739)	(6,624)
Net loans	826,744	819,919	810,965	772,514
Cash value of life insurance	22,697	23,055	22,909	22,776
Properties and equipment, net	31,932	31,394	31,183	32,341
Accrued interest receivable	3,676	3,450	3,463	3,020
Core deposit intangible	758	837	917	1,076
Goodwill	3,257	3,257	3,257	3,257
Deferred tax assets, net	5,285	5,252	5,046	5,684
Other assets	15,557	15,207	15,283	14,400
Total assets	$1,064,428	$1,050,080	$1,045,843	$1,007,151

Liabilities
Deposits
Noninterest-bearing	$296,880	$293,912	$305,115	$299,413
Interest-bearing	651,227	636,529	623,627	604,025
Total deposits	948,107	930,441	928,742	903,438

Borrowings	25,000	30,000	27,500	20,304
Accrued interest payable	655	683	531	267
Other liabilities	6,157	6,081	6,188	5,978
Total liabilities	979,919	967,205	962,961	929,987

Stockholders’ Equity
Common stock and surplus	33,213	33,145	33,356	33,349
Retained earnings	71,452	69,638	68,866	65,820
Accumulated other comprehensive loss	(20,156)	(19,908)	(19,340)	(22,005)
Total stockholders’ equity	84,509	82,875	82,882	77,164
Total liabilities and stockholders’ equity	$1,064,428	$1,050,080	$1,045,843	$1,007,151
Book value per share	$15.01	$14.72	$14.84	$13.81
Tangible book value per share(1)	$14.30	$14.00	$14.09	$13.03

Asset Quality Indicators
Nonperforming assets to total assets	0.15%	0.17%	0.17%	0.15%
Nonperforming loans to total loans	0.19%	0.22%	0.21%	0.19%
Allowance for credit losses to total loans	0.82%	0.82%	0.82%	0.85%
Allowance for credit losses to nonperforming loans	430.72%	378.14%	389.31%	437.52%

(1) Tangible book value is a Non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands except share amounts)	2024	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$11,527	$11,147	$9,677	$22,674	$18,841
Interest-bearing deposits in banks	84	64	99	148	187
Federal funds sold	4	4	14	8	24
Interest on securities	708	734	746	1,442	1,542
Dividends	77	37	57	114	67
	12,400	11,986	10,593	24,386	20,661
Interest expense
Deposits	2,960	2,682	1,461	5,642	2,355
Interest on borrowings	337	437	242	774	411
	3,297	3,119	1,703	6,416	2,766
Net interest income	9,103	8,867	8,890	17,970	17,895

Provision for (Recovery of) credit losses	71	93	(195)	164	(301)
Net interest income after
Provision for (recovery of) credit losses	9,032	8,774	9,085	17,806	18,196

Noninterest income
Service charges on deposit accounts	544	551	545	1,095	1,042
Other service charges and fees	909	849	829	1,758	1,652
Net realized losses on securities	-	(141)	(16)	(141)	(16)
Mortgage origination fees	46	55	68	101	152
Increase in cash value of life insurance	151	146	153	297	292
Life insurance income	3	218	-	221	-
Other income	17	21	151	38	172
	1,670	1,699	1,730	3,369	3,294
Noninterest expenses
Salaries and employee benefits	4,348	4,321	4,176	8,669	8,262
Occupancy and equipment	1,393	1,411	1,172	2,804	2,358
Data processing expense	686	649	524	1,335	1,015
FDIC Assessments	144	144	184	288	295
Advertising	240	217	187	457	322
Bank franchise tax	99	99	105	198	210
Director fees	68	58	78	126	139
Professional fees	171	221	156	392	377
Telephone expense	129	107	118	236	257
Core deposit intangible amortization	79	80	105	159	210
Merger related expenses	357	-	-	357	-
Other expense	668	669	592	1,337	1,287
	8,382	7,976	7,397	16,358	14,732
Net income before income taxes	2,320	2,497	3,418	4,817	6,758

Income tax expense	506	446	665	952	1,277
Net income	$1,814	$2,051	$2,753	$3,865	$5,481

Net income per share	$0.33	$0.37	$0.49	$0.70	$0.98
Weighted average shares outstanding	5,553,579	5,564,568	5,589,340	5,559,074	5,593,265
Dividends declared per share	$0.00	$0.23	$0.00	$0.23	$0.21

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and understanding the Company’s financial condition, capital position and financial results. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share. The following tables present calculations underlying non-GAAP financial measures.

	June 30,	March 31,	December 31,	June 30,
(dollars in thousands except share amounts)	2024	2024	2023	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$84,509	$82,875	$82,882	$77,164
Less: Goodwill	(3,257)	(3,257)	(3,257)	(3,257)
Less: Core deposit intangible	(758)	(837)	(917)	(1,076)
Tangible common equity (non-GAAP)	$80,494	$78,781	$78,708	$72,831
Common stock shares outstanding	5,629,204	5,629,204	5,584,204	5,587,704
Tangible book value per share	$14.30	$14.00	$14.09	$13.03